EXHIBIT 23.3




                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 of The AES Corporation of our report dated February 28, 1997 relating to the financial statements of Companhia Energetica de Mirna Garcia prepared as at and for the years ended December 31, 1996 and 1995 prepared in accordance with accounting principles generally accepted in Brazil, which appears in the Item 7 on form 8-K of The AES Corporation dated July 16, 1997 and to the reference to us under the heading "Experts" in the Prospectus and Prospectus Supplement which are part of such Registration Statement.



Price Waterhouse
Auditores Independiences
Belo Horizonte, MG, Brazil
July 16, 1997